Exhibit 99.1

NEWS RELEASE

Contact:
Sheila G. Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP NAMES JEFFRY D. FRISBY

PRESIDENT AND CHIEF OPERATING OFFICER

Wayne, PA — July 27, 2009 — Triumph Group, Inc. (NYSE:TGI) today announced that Jeffry D. Frisby, Group President, Triumph Aerospace Systems Group, has been named President and Chief Operating Officer of the company.  Richard C. Ill, currently President and Chief Executive Officer, has been appointed Chairman and will continue to serve as Chief Executive Officer of Triumph Group.  David Kornblatt, currently Senior Vice President and Chief Financial Officer, has been promoted to Executive Vice President and Chief Financial Officer.

“Jeff Frisby has made significant contributions to the growth of our aerospace business,” said Mr. Ill.  “He is a proven member of our leadership team and has played a key role in making Triumph what it is today — a premier supplier to the global aerospace industry known for its commitment to integrity, innovation, quality and performance.”

Mr. Frisby, who has served as Group President, Triumph Aerospace Systems Group since 2003, joined the company in 1998 as President of Frisby Aerospace, Inc. upon its acquisition by Triumph.  In 2000, he was named Group President of the Triumph Control Systems Group and was later named Group President of the Triumph Aerospace Systems Group upon its formation in April, 2003.

Mr. Frisby currently serves as a member of the Board of Directors of Quaker Chemical Corporation.  He has also served as a member of the Advisory Council to the Wayne Calloway School of Business and Accountancy at Wake Forest University, has been involved in the mentoring program at the Babcock Graduate School of Business at Wake Forest University and has been active with the American Society of Mechanical Engineers, where he served on the Industrial Advisory Board.

In commenting on his new post, Mr. Frisby stated, “I am proud to have been part of the Triumph success story over the years and am honored to have been selected as President and COO.  I believe we are well positioned to take advantage of the challenges and opportunities in the aerospace industry today and I look forward to working with Rick, Dave and our operating companies to develop, coordinate and execute strategies that will sustain and grow our business.”

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Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2009.